EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. REPORTS RECORD RESULTS:
FIRST HALF 2004 NET INCOME EXCEEDS 2003 RECORD ANNUAL NET INCOME;
HIGHEST SECOND QUARTER NET INCOME IN COMPANY'S HISTORY

New York, July 29, 2004 --- Overseas Shipholding Group, Inc. (NYSE: OSG) reported record net income for the first six months of 2004 of $121,592,000, or $3.13 per share, an increase of 41% compared with net income of $86,075,000, or $2.50 per share, for the first half of 2003. EBITDA for the first six months rose to $270,007,000 from $192,351,000 in the first six months of 2003. Net income for the first six months of 2004 exceeded net income for the full year 2003 of $121,309,000, which was the highest annual net income in the Company's history.

Net income for the quarter ended June 30, 2004 of $45,404,000, or $1.15 per share, compared with net income of $41,840,000, or $1.21 per share, in the second quarter of 2003. EBITDA for the second quarter rose to $113,594,000 from $98,135,000 in the second quarter of 2003 (see Appendix 2).

"I am pleased to announce that OSG has extended its run of consecutive record earnings announcements with the highest second quarter income and the highest first half income in the Company's history," said Morten Arntzen, President and Chief Executive Officer of OSG. "The continuing strong demand for tankers, principally as a result of growing world crude oil demand, has resulted in tanker rates remaining at very high levels through the beginning of the third quarter, traditionally a seasonally weak period for the industry.

"Our strategic initiative to grow the Company has initially focused on our core Crude and U.S. Flag sectors. The integration of the four ULCCs was completed this week under the commercial management of Tankers International. By developing new trades for these vessels and building on our worldwide VLCC network, we will seek to generate increased utilization and superior earnings for these high quality vessels. The seven VLCCs and two Aframaxes that we committed to charter in during the first six months will allow us to enjoy greater exposure to this buoyant tanker market with VLCC/ULCC revenue days increasing by 15% in the second half of the year compared with the first half. In the U. S. Flag sector, the two Product Carriers we purchased in April add to our presence in the U.S. market and increase our core level of earnings from this sector.

"In addition to building scale in our core Crude, U.S. Flag and Product Carrier sectors, we are considering opportunities in other bulk shipping segments, such as chemical parcel tankers and LNG. The Company remains firmly committed to disciplined and intelligent growth."

Highlights

Operations

  In July, a joint venture in which OSG holds a 49.9% interest took delivery of four 442,000 dwt Ultra Large Crude Carriers ("ULCCs") built in 2002 and 2003. These unique vessels, designed and built for a 40-year life expectancy, can each transport 3.2 million barrels of crude oil and are the only double hull ULCCs in the world.
  In April, OSG acquired two 51,000 dwt U.S. Flag Jones Act Product Carriers, built in 1982 and 1983. These vessels are fixed on bareboat charters to an oil major.
  In June, the Company agreed to sell the Olympia, a 1990 built single hull VLCC, taking advantage of high second hand vessel prices and further reducing the average age of the Company's VLCC fleet. At almost $40 million, we believe this is the highest price ever paid for a VLCC of this age, generating a $12.4 million gain that will be recognized in the third quarter.
  In June, the final vessels in OSG's fleet received International Ship Security Certificates, in advance of the mandatory implementation date.

Finance

  With fixed charges for the six months ended June 30, 2004 of $38,716,000 and EBITDA of $270,007,000, EBITDA/Fixed Charges ratio was 7.0 compared with a ratio of 5.9 for the six months ended June 30, 2003.
  In July, OSG closed a $100 million, seven-year unsecured revolving credit facility, resulting in liquidity of over $1 billion.

VLCC Sector

During the second quarter, rates for modern VLCCs trading out of the Arabian Gulf averaged $64,500 per day, 14% less than the previous quarter, but 62% more than the average rate for the corresponding quarter in 2003. Global oil demand in the second quarter of 2004 was estimated by the International Energy Agency ("IEA") at 80.4 million barrels per day ("b/d"), a decrease of 1.4% from the previous quarter, but 5.2% higher than the comparable quarter in 2003. Chinese oil demand surged to an estimated 6.4 million b/d in the second quarter of 2004, 23.2% higher than the comparable quarter of 2003. Additionally, continued rising gasoline consumption helped push U.S. oil demand to 20.5 million b/d, up 4.1% relative to the second quarter of 2003. These factors more than offset a decline in Japanese oil demand attributable to the reactivation of previously idled nuclear power generation capacity. The upturn in VLCC spot freight rates that began in April 2004 was largely due to a boost in Arabian Gulf cargoes from OPEC countries and continued disruptions to Iraqi exports via the northern pipeline to Ceyhan in the Mediterranean. Middle East OPEC production rose counter seasonally to 20.0 million b/d in the second quarter from 19.8 million b/d in the first quarter in response to sharply higher oil prices. During the second quarter of 2004, estimated OPEC production exceeded quotas by more than 10%.

The world VLCC fleet grew to 439 vessels (127.4 million dwt) at June 30, 2004 from 433 vessels (126.1 million dwt) at the start of 2004. Newbuilding orders placed during the first six months of 2004 totaled 26 vessels (7.9 million dwt) compared with 51 vessels (15.5 million dwt) for the full year 2003. The orderbook expanded to 89 vessels (27.2 million dwt) at June 30, 2004, equivalent to 21.3%, based on deadweight tons, of the existing VLCC fleet.

Aframax Sector

During the second quarter of 2004, rates for Aframaxes operating in the Caribbean trades averaged $26,400 per day, 44% lower than the previous quarter and 14% lower than the corresponding quarter in 2003. Total non-OPEC oil production for the second quarter of 2004 was estimated at 49.7 million b/d, 3.3% higher than the corresponding quarter in 2003. More than 60% of this growth was generated by the Former Soviet Union ("FSU"). Seaborne oil exports from the FSU in the second quarter of 2004 were estimated at 5.9 million b/d, 5.8% higher than the comparable quarter in 2003.

Weather related congestion and delays in both the Baltic and Black Sea trading areas that bolstered freight rates in the first quarter were largely resolved by the start of the second quarter. This resulted in increased availability of suitable tonnage and an easing in rates. Venezuelan crude oil production remained at just above the 2 million b/d level, down 4.4% from the second quarter of 2003 and well below the levels attained prior to the political turmoil of the past year-and-a-half.

The world Aframax fleet increased to 615 vessels (61.0 million dwt) at June 30, 2004 from 601 vessels (59.2 million dwt) at the start of 2004, as Aframax deliveries from shipyards exceeded deletions. Newbuilding orders placed during the first six months of 2004 totaled 35 vessels (3.9 million dwt) compared with 99 vessels (10.6 million dwt) during the full year 2003. The orderbook increased to 160 vessels (17.4 million dwt) at June 30, 2004, equivalent to 28.4%, based on deadweight tons, of the existing Aframax fleet.

Financial Profile

On July 23, OSG closed an unsecured revolving credit facility of $100 million. This new facility, priced at a highly competitive margin, has a term of seven years. The Company has also renegotiated certain of its secured credit facilities, reducing margins, extending terms and increasing advance levels.

With shareholders' equity of $1.15 billion as of June 30, 2004 and $1 billion of liquidity, including undrawn credit facilities, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors.

With one of the most modern VLCC and Aframax fleets in the industry, substantial liquidity and proven access to alternative sources of capital, the Company is unusually well positioned to take advantage of market opportunities as they present themselves.

OSG Fleet Profile

OSG is one of the largest tanker owners in the world and the leading U.S. based tanker company, with customers that include many of the world's largest oil companies. During the second quarter of 2004, OSG purchased two U.S. Flag Product Carriers and charters-in on three VLCCs commenced. At June 30, 2004, OSG's fleet comprised 58 vessels totaling 9,890,822 dwt, including 15 vessels owned by joint ventures or chartered in under operating leases. Adjusted for OSG's proportional interest in joint venture and chartered in vessels, the fleet totals 51.8 vessels totaling 8,347,072 dwt.

At June 30, 2004, the Company's VLCC fleet, had an average age of 5.9 years compared with a world VLCC fleet average age of 8.2 years. OSG's Aframax fleet had an average age of 6.4 years compared with a world Aframax fleet average age of 9.8 years.

Appendix 1

The following table presents comparative per share amounts for net income, adjusted for the effects of vessel sales and securities transactions, including write-downs in the carrying value of certain securities pursuant to FAS115:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Income	$ 1.15	$1.21	$ 3.13	$ 2.50
(Gain)/Loss on Vessel Sales	-	-	(0.05)	0.02
(Gain) on Securities Transactions	(0.01)	(0.06)	(0.12)	(0.10)
	$ 1.14	$ 1.15	$ 2.96	$ 2.42
	=====	=====	=====	=====

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements under generally accepted accounting principles.

Appendix 2

Reconciliation of net income, as reflected in the condensed consolidated statements of operations, to EBITDA:

($000)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$45,404	$41,840	$121,592	$86,075
Provision for federal income taxes	23,900	18,300	62,400	34,311
Interest expense	18,859	15,412	36,374	28,562
Depreciation and amortization	25,431	22,583	49,641	43,403
EBITDA	$113,594	$98,135	$ 270,007	$192,351
	=======	======	=======	=======

Note: EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3

Table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the second quarter and first half of 2004 compared with the same periods of 2003:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
VLCC
Average TCE Rate	$57,163	$48,001	$65,464	$50,328
Number of Revenue Days	1,557	1,200	3,023	2,250

AFRAMAX
Average TCE rate	$ 28,995	$28,203	$32,626	$30,617
Number of Revenue days	1,207	1,001	2,349	1,959

PRODUCT CARRIER
Average TCE Rate	$ 16,967	$17,660	$18,149	$16,701
Number of Revenue Days	514	546	997	1,225

VLCC revenue days are expected to increase to 1,601 days in the third quarter of 2004 and 1,597 in the fourth quarter of 2004.

Appendix 4

Equity in Income of Joint Venture Vessels

The following is a summary of the Company's interest in its foreign flag joint ventures. Revenue days are adjusted for OSG's percentage ownership in order to state the days on a basis comparable to that of wholly-owned vessels:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
VLCC
Equity in Income	$1,103,000	$5,734,000	$2,710,000	$15,469,000
Number of Revenue Days	27	282	80	639

AFRAMAX
Equity in Income	$745,000	$813,000	$1,802,000	$ 1,854,000
Number of Revenue days	46	45	91	90

During the first quarter the Company concluded an agreement with a joint venture partner equally splitting the ownership of three pairs of sister vessels between the two partners, with OSG becoming the 100% owner of the VLCCs, Dundee, Sakura I and Tanabe. The results of these vessels are now included in the VLCC segment. In July 2004, a joint venture in which OSG has a 49.9% interest took delivery of four ULCCs.

The proportional share of revenue days for VLCCs/ULCCs are expected to increase to 167 days in the third quarter of 2004 and 212 days in the fourth quarter of 2004.

Appendix 5

Summary of the Company's foreign and domestic flag fleets as of June 30, 2004:

	Number of Vessels		Dwt
Type	Total	By % Interest	Total	By % Interest
Foreign Flag Fleet:
VLCC:
100% owned	15	15.0	4,570,358	4,570,358
Owned jointly with others	1	0.3	259,995	77,999
Time chartered in	7	3.0	2,109,771	901,892
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	13	13.0	1,354,911	1,354,911
Owned jointly with others	1	0.5	97,078	48,539
Time chartered in	2	1.0	210,674	105,338
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier:
Time chartered in	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	3	3.0	275,904	275,904
Product Carrier	4	4.0	188,810	188,810
Bulk Carrier, bareboat chartered in	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL	58	51.8	9,890,822	8,347,072

Appendix 6

Summary Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($000)	2004	2003 (a)	2004	2003(a)

Time Charter Equivalent Revenues	$157,061	$120,297	$346,043	$241,427
Running Expenses (including time charter hire and depreciation)	64,577	49,823	121,897	98,213
General & Administrative	9,406	7,860	23,200	18,533
Total Ship Operating Expenses	73,983	57,683	145,097	116,746
Income from Vessel Operations (100% owned)	83,078	62,614	200,946	124,681
Equity in Income from Joint Ventures	3,018	8,142	6,998	20,157
Operating Income	86,096	70,756	207,944	144,838
Other Income	2,067	4,796	12,422	4,110
Income before Interest and Taxes	88,163	75,552	220,366	148,948
Interest Expense	18,859	15,412	36,374	28,562
Income before Taxes	69,304	60,140	183,992	120,386
Provision for Federal Income Taxes	23,900	18,300	62,400	34,311
Net Income	$ 45,404	$ 41,840	$121,592	$ 86,075
	======	======	=======	=======

Basic Net Income Per Share	$1.15	$1.21	$3.13	$2.50
Diluted Net Income Per Share	$1.15	$1.20	$3.12	$2.48
Weighted Average Number of Shares (Basic)	39,336,577	34,532,597	38,848,234	34,494,643
Weighted Average Number of Shares (Diluted)	39,386,480	34,863,665	38,913,250	34,770,285

(a) The condensed consolidated statements of operations for the three and six months ended June 30, 2003 has been reclassified to conform to the 2004 presentation of certain items.

Appendix 7

Summary Consolidated Balance Sheets

($000)	June 30, 2004	December 31, 2003

Cash and Cash Equivalents	$404,509	$74,003
Other Current Assets	92,553	67,420
Capital Construction Fund	254,659	247,433
Vessels, including Capital Leases	1,558,257	1,364,773
Investments in Joint Ventures	40,701	183,831
Other Assets	65,274	63,226
Total Assets	$ 2,415,953	$ 2,000,686
	============	=============

Current Liabilities	$ 135,017	$ 98,208
Long-term Debt and Capital Leases	928,330	787,588
Other Liabilities	205,801	197,815
Shareholders' Equity	1,146,805	917,075
	$ 2,415,953	$ 2,000,686
	============	=============

* * * * * * * * * * * * * * * * * * *

The Company plans to host a conference call at 11:00 AM EST on Thursday, July 29, 2004 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (888) 802-8576 within the United States, and (973) 935-8515 for international calls. A recording of the call will be available for one week at (877) 519-4471, if dialed from within the U.S., and at (973) 341-3080 for international calls; the replay pin number is 4974013.

* * * * * * * * * * * * * * * * * * * * * * * * *

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.